EXHIBIT 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO IMMUNOVANT, INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of December 19th, 2017 (the “Effective Date”), by and between HANALL BIOPHARMA CO., LTD., a Korean limited liability company (“HanAll”), having an address of 3rd Fl., Bongeunsaro 114-gil 12, Gangnam-gu, Seoul, Korea, and ROIVANT SCIENCES GMBH., a Swiss limited liability company (“Roivant”), having an address of Viaduktstrasse 8, 4051 Basel, Switzerland. HanAll and Roivant may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, HanAll is a leading Korean pharmaceutical company that is developing its proprietary recombinant monoclonal antibody against human neonatal Fc receptor (hFcRn), referred to as HL161BKN, and owns or controls certain patents, know-how and data relating to such compound; and

WHEREAS, Roivant desires to obtain from HanAll, and HanAll desires to grant to Roivant, an exclusive license to develop, register, manufacture and commercialize products containing HL161BKN and other hFcRn inhibitors in North America, the European Union, the United Kingdom, Switzerland and Latin America, all subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HanAll and Roivant hereby agree as follows:

1. Definitions

1.1 “Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party, but for only so long as such control exists. As used in this Section 1.1 (Affiliate), “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity. Notwithstanding the foregoing, Excluded Affiliates will not be deemed Affiliates of Roivant for any purpose under this Agreement.

1.2 “Alliance Manager” has the meaning set forth in Section 3.4 (Alliance Managers).

1.3 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.4 “Backup Compound” has the meaning set forth in Section 1.16(b) (Compound).

1.5 “BLA” means a Biologics License Application, as defined in Section 351(a) or (k) of the Public Health Service Act, 42 U.S.C. Section 262, as amended, and applicable regulations and guidance promulgated thereunder by the FDA.

1.6 “Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in Basel, New York City, or Seoul.

1.7 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

1.8 “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.9 “CMC” means chemistry, manufacturing, and controls.

1.10 “CMO” means contract manufacturing organization.

1.11 “Combination Product” means any Licensed Product comprising the following, either formulated together (i.e., a fixed dose combination) or packaged together and sold for a single price: (a) a Compound and (b) at least one other active compound or ingredient.

1.12 “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, marketing, sale and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering Licensed Products to customers) of Licensed Products in or outside of the Territory, including: (a) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution; and (b) scientific and medical affairs. For clarity, Commercialization does not include any Development activities, whether conducted before or after Regulatory Approval. “Commercialize” and “Commercializing” have correlative meanings.

1.13 “Commercialization Plan” has the meaning set forth in Section 4.8 (Commercialization Plan and Report).

1.14 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement relating to Compounds and Licensed Products, those efforts and resources that are consistent with the exercise of customary scientific and business practices, as applied in the pharmaceutical industry for a company of a similar size and having similar resources, for development, regulatory, manufacturing and commercialization activities conducted with respect to products at a similar stage of development or commercialization and having similar commercial potential, taking into account [*].

2.

1.15 “Competing Product” means [*].

1.16 “Compound” means (a) the recombinant fully human monoclonal antibody with Fc-engineered IgG1 against hFcRn, referred to by HanAll as HL161BKN, having the structure set forth on Exhibit A (“HL161BKN”), (b) any antibody that is within the scope of the claims of PCT patent application number [*] (a “Backup Compound”), (c) any Next Generation Compound, and (d) any fragment, conjugate, derivative or modification of any antibody in the foregoing clauses (a), (b) or (c).

1.17 “Confidential Information” of a Party means all Know-How, materials, and other proprietary scientific, marketing, financial, or commercial information that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form; or (b) learned by the other Party pursuant to this Agreement. The existence and terms of this Agreement are the Confidential Information of both Parties. All information disclosed by a Party under the Confidentiality Agreement that relates to any Compound or Licensed Product or the transaction under this Agreement is deemed the Confidential Information of such Party under this Agreement.

1.18 “Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement between HanAll and Roivant Sciences, Inc., dated February 9, 2017.

1.19 “Control” or “Controlled” means, with respect to any Know-How, materials, Patents or other intellectual property rights, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license or a sublicense of or under such Know-How, materials, Patents or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.20 “Data” means any and all scientific, technical and test data pertaining to any Compound or Licensed Product, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical data, clinical data or submissions made in association with an IND or MAA with respect to any Compound or Licensed Product, in each case that is Controlled by a Party.

1.21 “Develop” means to develop (including clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for a Compound or Licensed Product, including all post-approval clinical trials, as well as all related regulatory activities and any and all activities pertaining to new Indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods. “Developing” and “Development” have correlative meanings.

3.

1.22 “Development Plan” has the meaning set forth in Section 4.2(b) (Development Plan).

1.23 “Divest” means to sell, exclusively license or transfer all rights to a Competing Product to a Third Party without receiving a continuing share of profit, royalty payments, or other economic interest in the success of such Competing Product in the Territory.

1.24 “EMA” means the European Medicines Agency or any successor agency thereto.

1.25 “European Union” or “EU” means the economic, scientific and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.26 “Excluded Claim” has the meaning set forth in Section 13.3(f) (Arbitration).

1.27 “Excluded Affiliate” means any entity (a) that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Roivant (as “control” is defined in Section 1.1 (Affiliate)) and (b) for which shares are available on a publicly traded stock exchange. Excluded Affiliates include, as of the Effective Date, Axovant Sciences Ltd. and Myovant Sciences Ltd.

1.28 “Executive Officers” has the meaning set forth in Section 3.3 (JDC Decision- Making).

1.29 “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

1.30 “Field” means all uses in humans and animals.

1.31 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale by or on behalf of Roivant or any of its Affiliates to a Third Party for end use or consumption of a Licensed Product in a given country in the Territory after Regulatory Approval has been granted with respect to such Licensed Product in such country.

1.32 “Fiscal Year” means the period from April 1 of a Calendar Year through March 31 of the following Calendar Year.

1.33 “FTE” means the equivalent of a full time individual’s work for a [*] period.

1.34 “FTE Rate” means an initial rate per FTE per year as agreed by the Parties in connection with the approval of the initial detailed Research Plan pursuant to Section 4.1(a) (Conduct). Commencing [*], the FTE Rate will be revised [*] to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index (all items) for South Korea (“CPI”) (based on the change in the CPI from the most recent index available as of the Effective Date to the most recent index available as of the date of calculation of such revised FTE Rate).

4.

1.35 “GAAP” means the generally accepted accounting principles of the applicable country or jurisdiction, consistently applied, and means the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and Applicable Laws require that a Party use IFRS.

1.36 “Generic Competition” means, on a Licensed Product-by-Licensed Product and country-by-country basis, that, in a given Calendar [*], one or more Third Parties is selling a Generic Product to such Licensed Product in such country and the unit volume of all Generic Products to such Licensed Product sold in such country in such [*] exceeds [*] of the combined unit volume of such Generic Products and such Licensed Product sold in such country in such Calendar [*], where the number of units of the Generic Products and the Licensed Product sold in the relevant country and Calendar [*] are as reported by IMS America Ltd. or any successor thereto and normalized to equivalent units across different products based on dosage regime (“IMS”) (or based on equivalent data reported by any other independent sales auditing firm mutually agreed by the Parties if IMS data are not available).

1.37 “Generic Product” means, with respect to a particular Licensed Product and country, any product that (a)(i) contains the same compound as the Compound in such Licensed Product or (ii) is or would otherwise qualify as a biosimilar version and/or an interchangeable version of the Licensed Product, as the terms “biosimilar” and “interchangeable” are used in 42 U.S.C. § 262(i)(2)-(3), except that in either (i) or (ii) said Generic Product may differ from the Licensed Product in terms of route of administration, dosage form, and strength; (b) is sold under a marketing authorization granted by a Regulatory Authority in such country such as the regulatory approval processes described in in 42 U.S.C. § 262, including §§ 262(a) and 262(k), or an equivalent process in any country outside the U.S., or any other equivalent provision that comes into force, in each case for an Indication for which such Licensed Product obtained Regulatory Approval in such country; and (c) is sold in such country by a Third Party that is not a Sublicensee of Roivant or its Affiliates and did not obtain such product in a chain of distribution that includes any of Roivant, its Affiliates, or Sublicensees.

1.38 “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.39 “HanAll Data” has the meaning set forth in Section 8.1(a) (Data).

1.40 “HanAll Indemnitee” has the meaning set forth in Section 10.2 (Indemnification by Roivant).

1.41 “HanAll Know-How” means all Know-How that HanAll Controls as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, manufacture or Commercialization of any Compound or Licensed Product in the Field in the Territory, including the HanAll Data, HanAll’s Sole Inventions and HanAll’s interest in Joint Inventions, but excluding all Know-How licensed to HanAll by a Third Party pursuant to a license agreement executed after the Effective Date that is not a Third Party License.

5.

1.42 “HanAll Patents” means all Patents in the Territory that HanAll Controls as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, manufacture or Commercialization of any Compound or Licensed Product in the Field in the Territory, including HanAll’s interest in Joint Patents in the Territory, but excluding all Patents licensed to HanAll by a Third Party pursuant to a license agreement executed after the Effective Date that is not a Third Party License. The HanAll Patents existing as of the Effective Date are listed on Exhibit C.

1.43 “HanAll Technology” means the HanAll Know-How and the HanAll Patents.

1.44 “hFcRn” means the human neonatal Fc receptor.

1.45 “ICH” means the International Conference on Harmonisation (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.46 “IFRS” has the meaning set forth in the definition of “GAAP”.

1.47 “Incremental Withholding Taxes” has the meaning set forth in Section 7.3(b) (Tax Cooperation).

1.48 “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or governmental authority outside the U.S. (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

1.49 “Indication” means a separate and distinct disease, disorder, illness or health condition for which a separate Regulatory Approval may be filed. Subtypes of the same disease are considered different Indications if (a) a separate pivotal trial for each such disease subtype is required for Regulatory Approval of such disease subtype, or (b) a separate MAA or supplemental MAA is required for Regulatory Approval for each such disease subtype.

1.50 “Initiate” means, with respect to a clinical trial, the first dosing of the first subject in such clinical trial.

1.51 “Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or conceived and reduced to practice in the course of activities contemplated by this Agreement.

1.52 “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.1 (Joint Development Committee).

1.53 “Joint Inventions” has the meaning set forth in Section 8.1(b) (Ownership of Inventions).

1.54 “Joint Patents” has the meaning set forth in Section 8.1(b) (Ownership of Inventions).

6.

1.55 “Know-How” means any information, including discoveries, improvements, modifications, processes, methods, techniques, protocols, formulas, data, inventions, know-how, trade secrets and results, patentable or otherwise, including physical, chemical, biological, toxicological, pharmacological, safety, and pre-clinical and clinical data, dosage regimens, control assays, and product specifications, but excluding any Patents.

1.56 “Latin America” means the region consisting of the following countries: Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, French Guiana, Guadeloupe, Guatemala, Haiti, Honduras, Martinique, Nicaragua, Panama, Paraguay, Peru, Uruguay and Venezuela.

1.57 “Licensed Product” means any pharmaceutical product containing a Compound as an active ingredient, alone or in combination with one or more other molecules or agents (excluding any proprietary molecule or agent of HanAll or its Affiliates), in any formulation.

1.58 “Losses” has the meaning set forth in Section 10.1 (Indemnification by HanAll).

1.59 “MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country in the Territory, including a BLA in the U.S.

1.60 “Manufacturing Plan” means a written plan describing the manufacturing activities estimated for Development of Compounds and Licensed Products in the Territory, and for commercialization of Licensed Products following Regulatory Approval, including a listing of CMOs selected by Roivant for supply of Compounds and Licensed Products, specifications for Compounds and Licensed Products, and estimated timing for manufacturing activities.

1.61 “Materials” has the meaning set forth in Section 4.4 (Materials Transfer).

1.62 “Milestone Event” means any event identified in Section 6.3 (Milestone Payments).

1.63 “Milestone Payment” means any payment identified in Section 6.3 (Milestone Payments) to be made by Roivant to HanAll on the occurrence of a Milestone Event.

1.64 “Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced for sales or other dispositions of such Licensed Product by or on behalf of Roivant and its Affiliates to Third Parties, less the following deductions to the extent included in the gross invoiced sales price for such Licensed Product or otherwise directly paid or incurred by Roivant or its Affiliates, as applicable, with respect to the sale or other disposition of such Licensed Product:

(a) [*]

Such amounts shall be determined in accordance with GAAP, consistently applied.

[*]

7.

1.65 “Next Generation Compound” means any antibody developed by HanAll under the Research Program (a) for which HanAll has conducted the activities necessary to generate a Next Generation Data Package, (b) that is a derivative of a Compound or a Backup Compound [*], (c) that inhibits hFcRn and (d) that would require new nonclinical studies and human clinical trials to obtain Regulatory Approval in the U.S. or EU.

1.66 “Next Generation Data Package” means a data package containing the information described as deliverables in Section 3 of Exhibit E.

1.67 “Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewals,

divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.68 “Phase 1 Clinical Trial” means a clinical trial in any country conducted in a small number of human subjects designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a Compound or Licensed Product.

1.69 “Phase 2 Clinical Trial” means a clinical trial of a Compound or Licensed Product in human patients in any country to determine initial efficacy and dose range finding before embarking on a Phase 3 Clinical Trial.

1.70 “Phase 3 Clinical Trial” means a pivotal clinical trial of a Compound or Licensed Product in human patients in any country with a defined dose or a set of defined doses of such Compound or Licensed Product designed to ascertain efficacy and safety of such Compound or Licensed Product for the purpose of preparing and submitting an MAA to a Regulatory Authority. Phase 3 Clinical Trial includes a clinical trial designated as a phase 2/3 clinical trial or a Phase 2 Clinical Trial that is intended to be a pivotal clinical trial.

1.71 “Product Infringement” has the meaning set forth in Section 8.4(a) (Notice).

1.72 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

1.73 “Regulatory Approval” means any and all approvals, licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a Licensed Product in any country in or outside the Territory, including pricing and reimbursement approval that is necessary for commercial sale.

8.

1.74 “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products in a given jurisdiction in or outside the Territory, including the FDA and EMA. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product to be reimbursed by national health insurance (or its local equivalent), Regulatory Authority shall also include any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.75 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than Patents, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, or pediatric exclusivity.

1.76 “Regulatory Filings” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the testing, Development, manufacture or Commercialization of any Compound or Licensed Product made to or received from any Regulatory Authority in a given country, including any INDs and MAAs.

1.77 “Research Plan” has the meaning set forth in Section 4.1(a) (Conduct).

1.78 “Research Program” has the meaning set forth in Section 4.1(a) (Conduct).

1.79 “Research Term” has the meaning set forth in Section 4.1(a) (Conduct).

1.80 “Roivant Data” has the meaning set forth in Section 8.1(a) (Data).

1.81 “Roivant Indemnitee” has the meaning set forth in Section 10.1 (Indemnification by HanAll).

1.82 “Roivant Know-How” means all Know-How that Roivant or its Affiliate Controls as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, manufacture or Commercialization of any Compound or Licensed Product in the Field, including the Roivant Data, Roivant’s Sole Inventions and Roivant’s interest in Joint Inventions.

1.83 “Roivant Patents” means all Patents that Roivant or its Affiliate Controls as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, manufacture or Commercialization of any Compound or Licensed Product in the Field, including Roivant’s interest in Joint Patents.

1.84 “Roivant Technology” means the Roivant Know-How and the Roivant Patents.

1.85 “Royalty Term” has the meaning set forth in Section 6.4(b) (Royalty Term).

1.86 “Rules” has the meaning set forth in Section 13.3(a) (Arbitration).

9.

1.87 “Safety Data” means Data related solely to any adverse drug experiences and serious adverse drug experiences as such information is reportable to Regulatory Authorities in or outside the Territory. Safety Data also includes “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.88 “Sole Inventions” has the meaning set forth in Section 8.1(b) (Ownership of Inventions).

1.89 “Sublicensee” means a Third Party to whom Roivant has granted a license or sublicense under the HanAll Technology, in accordance with the terms of this Agreement, to Develop, make, use or import Compounds or Licensed Products or to promote, offer for sale or sell Licensed Products, in each case in the Field and in the Territory.

1.90 “Tax” or “Taxes” means (a) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax (and all interest and penalties thereon and additions thereto imposed by any governmental authority), including without limitation all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, escheat, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (c) any liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).

1.91 “Term” has the meaning set forth in Section 12.1 (Term).

1.92 “Territory” means the U.S., Canada, Mexico, the European Union, the United Kingdom, Switzerland, Middle East, North Africa, and Latin America.

1.93 “Third Party” means any entity other than HanAll or Roivant or an Affiliate of HanAll or Roivant.

1.94 “Third Party License” means any Third Party agreement that is deemed to be a Third Party License pursuant to Section 2.7(a) (Third Party Licenses).

1.95 “Transfer Tax” has the meaning set forth in Section 7.3(c) (Transfer Tax).

1.96 “Transfer Plan” has the meaning set forth in Section 2.4 (Initial Transfer of Know-How and Materials).

1.97 “United States” or “U.S.” means the United States of America, including its territories and possessions.

10.

1.98 “Valid Claim” means (a) a claim of an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a Patent application pending for no more than [*] that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

2. GRANT OF LICENSES

2.1 Licenses Granted to Roivant; Sublicenses.

(a) Licenses Granted to Roivant. Subject to the terms and conditions of this Agreement, HanAll hereby grants to Roivant, during the Term, (i) an exclusive (even as to HanAll, except as expressly set forth herein), royalty-bearing license, with the right to grant sublicenses in accordance with Section 2.1(b) (Sublicenses), under the HanAll Technology to Develop, use and import Compounds and Licensed Products in the Field and in the Territory and to promote, offer for sale and sell Licensed Products in the Field and in the Territory and (ii) a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.1(b) (Sublicenses), under the HanAll Technology to make Compounds and Licensed Products in the Field and in the Territory, solely for use in exercising the license granted in Section 2.1(a)(i) (Licenses Granted to Roivant—Subsection (i)). Notwithstanding the foregoing license, Roivant shall not have the right to Develop any Compound other than HL161BKN, or to Develop a Licensed Product in any formulation other than HanAll’s formulation of HL161BKN as in existence as of the Effective Date, in each case without the JDC’s approval of such Compound or Licensed Product pursuant to Section 3.1(g) (Joint Development Committee).

(b) Sublicenses. Roivant shall not have the right to grant any sublicenses to a Third Party under the licenses granted in Section 2.1(a) (Licenses Granted to Roivant) with respect to any Licensed Product in the U.S. or EU prior to submission of a BLA or MAA for such Licensed Product in the U.S. or EU. Following submission of a BLA or MAA for a Licensed Product in the U.S. or EU, Roivant may grant a sublicense of the licenses granted in Section 2.1(a) (Licenses Granted to Roivant) with respect to such Licensed Product in the U.S. or EU to a Third Party without the prior written authorization of HanAll, provided that Roivant provides HanAll with prior written notice of such sublicense, such notice to include the name of the sublicensee and scope of the sublicense. In addition, Roivant shall have the right to grant a sublicense of the licenses granted in Section 2.1(a) (Licenses Granted to Roivant), without the prior written authorization of HanAll, (A) to a Third Party in any country in the Territory outside of the U.S. and EU and (B) to an Affiliate of Roivant, provided that in each case (A) and (B) Roivant provides HanAll with prior written notice of such sublicense, such notice to include the name of the sublicensee and scope of the sublicense. Each authorized sublicense granted hereunder, if any, whether to an Affiliate or Sublicensee, (i) shall be in writing, (ii) shall be subject to and consistent with and shall comply with all terms of this Agreement, (iii) shall incorporate terms and conditions sufficient to enable Roivant to comply with this Agreement, shall grant HanAll all rights with respect to Data and Inventions made or generated by such Affiliate or Sublicensee as if such Data and Inventions were made or generated by Roivant, and shall provide that HanAll is a third party

11.

beneficiary thereof. The sublicense agreement shall also prohibit any further sublicense or assignment by an Affiliate or authorized Sublicensee without the prior written consent of HanAll (such consent not to be unreasonably withheld). Roivant shall be responsible for ensuring that the performance by any of its Affiliates and Sublicensees hereunder is in accordance with the applicable terms of this Agreement, and the grant of any such sublicense shall not relieve Roivant of its obligations hereunder. Within [*] after execution, Roivant shall provide HanAll with a copy of each agreement granting a sublicense under the licenses granted in Section 2.1(a) (Licenses Granted to Roivant) to any Third Party, which copy may be redacted of any confidential information of the Sublicensee that is not necessary for HanAll to confirm compliance with this Agreement.

2.2 Reserved Rights. HanAll hereby expressly reserves (a) all rights to practice, and to grant licenses under, the HanAll Technology outside the scope of the exclusive license granted in Section 2.1(a) (Licenses Granted to Roivant), for any and all purposes, (b) the right to manufacture Compounds and Licensed Products in the Territory, solely for the development and commercialization of Compounds and Licensed Products outside the Territory, (c) the right to conduct all activities to be conducted by HanAll as contemplated by this Agreement and (d) the right to conduct discovery or research activities with a Compound with or through a contract research organization or service provider in the Territory.

2.3 No Implied Licenses; Negative Covenant. Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How or other intellectual property owned or controlled by the other Party. Each Party agrees not to, and not to permit any of its Affiliates to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.4 Initial Transfer of Know-How and Materials. As of the Effective Date, the Parties have agreed on a plan for the transfer of HanAll Know-How (including the data therein) and certain tangible materials Controlled by HanAll as of the Effective Date to Roivant, which plan is attached hereto as Exhibit D (the “Transfer Plan”). No later than [*] after the Effective Date and pursuant to the Transfer Plan, HanAll shall commence disclosing and making available to Roivant the HanAll Know-How and materials listed in the Transfer Plan, according to the timeline set forth in the Transfer Plan. The Parties shall cooperate with each other in good faith to enable a smooth transfer of the HanAll Know-How to Roivant. Upon Roivant’s reasonable request, HanAll shall provide reasonable technical assistance, including making appropriate employees available to Roivant at reasonable times, places and frequency and upon reasonable prior notice, for the purpose of assisting Roivant to understand and use the HanAll Know-How in connection with Roivant’s Development of Licensed Products.

2.5 Assignment of Contracts Related to Phase I Clinical Trial. HanAll shall, and hereby does, assign to Roivant, and Roivant shall, and hereby does, assume HanAll’s obligations under the contracts identified on Exhibit F. Simultaneously with the execution of this Agreement, the Parties will enter into a mutually agreed assignment and assumption agreement assigning and delegating such contracts from HanAll to Roivant. In the event that any such contract is not assignable without the consent of the counterparty thereto, the Parties will use reasonable efforts either (i) to obtain such consent from such counterparty where possible, or (ii) to enter into some

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other mutually agreed arrangement designed to transfer the benefit of such contract to Roivant and relieve HanAll of its obligations thereunder. Roivant will be solely responsible for all costs incurred under such contracts from and after the Effective Date or incurred prior to the Effective Date and invoiced on or after the Effective Date.

2.6 Data and Know-How Sharing; Right of Reference; Regulatory Support Documents.

(a) Data and Know-How Sharing. Upon written request (which may be by email) of HanAll, Roivant shall provide to HanAll, for no additional compensation, copies of Roivant Data and Roivant Know-How reasonably useful or required by HanAll, and upon written request (which may be by email) of Roivant, HanAll shall provide to Roivant, for no additional compensation, copies of HanAll Data and HanAll Know-How reasonably useful or required by Roivant, in each case with an English translation or summary thereof, and shall reasonably cooperate with the other Party to transfer such Data and Know-How within a reasonable time period after its generation. Each Party shall have the right to use such Data and Know-How provided by the other Party (and shall have the right to provide such Data and Know-How to its licensees (in the case of HanAll) and Sublicensees (in the case of Roivant)) solely for the Development of Compounds and Licensed Products and the Commercialization of Licensed Products in such Party’s territory (i.e., for Roivant, in the Territory, and for HanAll, outside the Territory), and in the case of Roivant, in accordance with the terms of this Agreement. Roivant shall ensure that it owns or Controls all data and Know-How generated by Roivant or its Affiliates, Sublicensees or subcontractors that would be Roivant Data or Roivant Know-How, respectively, if Controlled by Roivant.

(b) Right of Reference. Each Party grants to the other Party (which other Party may grant such right to its Affiliates and licensees (in the case of HanAll) or Sublicensees (in the case of Roivant)) the right to cross-reference the Regulatory Filings Controlled by such Party, solely for the purpose of obtaining and maintaining Regulatory Approval for Licensed Products in the Field in such Party’s territory (i.e., for Roivant, in the Territory, and for HanAll, outside the Territory), in the case of Roivant, in accordance with the terms of this Agreement.

(c) Regulatory Support. Promptly after obtaining approval of an MAA for a Licensed Product containing HL161BKN in any country and upon written request of a Party, the other Party shall provide to the requesting Party all supporting documents, to the extent generated by or on behalf of or available to such Party or its Affiliate or licensee or Sublicensee, reasonably necessary for the other Party or its Affiliate or licensee or Sublicensee to obtain Regulatory Approval of such Licensed Product in its respective territory, including notarized certificate of pharmaceutical product (“CPP”), notarized power of attorney permitting use of the CPP, and ICH Common Technical Dossier Modules 1, 2, 3, 4 and 5, demonstrating that such Licensed Product has obtained Regulatory Approval in the applicable country or regulatory jurisdiction (collectively, the “Supporting Documents”). Each Party shall have the right to provide the Supporting Documents to its licensees or Sublicensees, solely for the purpose of obtaining Regulatory Approval of such Licensed Product in the applicable territory. Each Party shall ensure that each applicable agreement it enters with a Third Party contractor or licensee or Sublicensee requires the Third Party to provide such Party with the Supporting Documents owned or controlled by such Third Party and grants such Party the right to provide such Supporting Documents to the other Party for use as contemplated in this Agreement.

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2.7 Third Party Licenses.

(a) If HanAll enters into any agreement with a Third Party after the Effective Date that includes a license from such Third Party to HanAll under any Know-How or Patents that are necessary or reasonably useful to Develop, manufacture or Commercialize any Compound or Licensed Product in the Field and in the Territory, then HanAll shall promptly notify Roivant, identifying the relevant Know-How or Patents. Such license agreement shall be deemed a Third Party License, and such Know-How and Patents, to the extent falling within the definition of HanAll Technology, will be sublicensed to Roivant, at Roivant’s sole discretion, only if: (i) HanAll discloses the substantive terms of the applicable license agreement to Roivant, to the extent applicable to the rights that would be sublicensed to Roivant, which HanAll hereby agrees to do, and (ii) Roivant provides HanAll with written notice in which: (1) Roivant consents to adding such Patents and Know-How to the definition of HanAll Technology and such license agreement to the definition of Third Party License; (2) Roivant agrees to be responsible for all payments that would be owed under such license agreement as a result of HanAll’s granting a sublicense to Roivant or Roivant’s granting a sublicense or practice thereunder, including Roivant’s and its Affiliates’ and Sublicensees’ Development, manufacture, use and importation of Compounds and Licensed Products, and promotion, offer for sale and sale of Licensed Products, and a reasonable allocation of all other payments under such agreement, and to make all payments when due and provide all reports required under such license agreement; and (3) Roivant acknowledges in writing that its sublicense under such license agreement is subject to the terms and conditions of such license agreement.

(b) If Roivant elects to obtain a sublicense in accordance with Section 2.7(a) (Third Party Licenses), Roivant shall (i) provide HanAll, in a timely manner as necessary for HanAll to comply with its obligations under each Third Party License, with all information needed in order to determine the requirement to make, and the amount of, any payment thereunder, to the extent resulting from the grant, maintenance or exercise of a sublicense to Roivant and (ii) promptly (but in no event later than [*] days after HanAll’s submission of an invoice therefor) reimburse HanAll for the full amount of each such payment.

2.8 Competing Products.

(a) HanAll.

(i) During the Term, except for activities permitted under this Agreement, HanAll shall not, and shall ensure that its Affiliates do not, directly or indirectly, itself or with or through any Third Party, clinically develop or commercialize any Competing Product in the Field in the Territory.

(ii) In the event that HanAll or its Affiliate, either through its own efforts or by acquisition of such rights (whether through merger, acquisition or similar transaction), obtains the rights to a Competing Product that would cause HanAll to breach Section 2.8(a)(i) (HanAll - Subsection(i)), then HanAll shall not be deemed in breach of Section 2.8(a)(i) (HanAll

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- Subsection(i)) if (A) (1) HanAll or its Affiliate or other applicable entity Divests such Competing Product in the Territory within [*], subject to compliance with Applicable Laws, from the date HanAll or the applicable Affiliate obtained any rights in such Competing Product in the Territory and (2) all activities by HanAll or the applicable Affiliate with respect to such Competing Product during such [*] period are conducted independently of the activities conducted under this Agreement with customary firewall separations and no HanAll Technology, HanAll Data, Roivant Technology or Roivant Data is used in the conduct of such activities; or (B) (1) HanAll or its applicable Affiliate terminates the research, development, manufacture and commercialization of the Competing Product in the Field in the Territory within [*], subject to compliance with Applicable Laws, from the date HanAll or the applicable Affiliate obtained any rights in such Competing Product in the Territory and (2) all activities by HanAll or its applicable Affiliate with respect to such Competing Product during such [*] period are conducted independently of the activities conducted under this Agreement with customary firewall separations and no HanAll Technology, HanAll Data, Roivant Technology or Roivant Data is used in the conduct of such activities.

(b) Roivant.

(i) During the Term, except for activities permitted under this Agreement, Roivant shall not, and shall ensure that its Affiliates do not, directly or indirectly, itself or with or through any Third Party, research, develop, manufacture or commercialize any Competing Product in the Field in the Territory.

(ii) In the event that Roivant or its Affiliate, either through its own efforts or by acquisition of such rights (whether through merger, acquisition or similar transaction), obtains the rights to a Competing Product that would cause Roivant to breach Section 2.8(b)(i) (Roivant - Subsection(i)), then Roivant shall not be deemed in breach of Section 2.8(b)(i) (Roivant—Subsection(i)) if (A) (1) Roivant or its Affiliate or other applicable entity Divests such Competing Product in the Territory within [*], subject to compliance with Applicable Laws, from the date Roivant or the applicable Affiliate obtained any rights in such Competing Product in the Territory and (2) all activities by Roivant or the applicable Affiliate with respect to such Competing Product during such [*] period are conducted independently of the activities conducted under this Agreement with customary firewall separations and no HanAll Technology, HanAll Data, Roivant Technology or Roivant Data is used in the conduct of such activities; or (B) (1) Roivant or its applicable Affiliate terminates the research, development, manufacture, and commercialization of the Competing Product in the Field in the Territory within twelve (12) months, subject to compliance with Applicable Laws, from the date Roivant or the applicable Affiliate obtained any rights in such Competing Product in the Territory and (2) all activities by Roivant or its applicable Affiliate with respect to such Competing Product during such [*] period are conducted independently of the activities conducted under this Agreement with customary firewall separations and no HanAll Technology, HanAll Data, Roivant Technology or Roivant Data is used in the conduct of such activities.

[*]

3. GOVERNANCE

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3.1 Joint Development Committee. Within [*] after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or the “JDC”), composed of three (3) representatives of each Party, to guide the collaboration of the Parties under this Agreement and to oversee the exchange of information between the Parties with respect to the Development, manufacture, and Commercialization of Compounds and Licensed Products in and outside of the Territory. Each JDC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities. The JDC shall in particular:

(a) [*].

The JDC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. For clarity, the JDC shall primarily be advisory and provide a forum for information exchange, and it shall not have any decision-making authority except for its approval rights as expressly set forth under clauses (f), (g) and (j) of this Section 3.1 (Joint Development Committee). HanAll understands and agrees that subject to the terms of this Agreement, including Sections 3.3 (JDC Decision-Making) and 4.9 (Diligence Obligations), Roivant will have the sole and final decision making authority with respect to the Development (including any changes or amendments to the Development Plan), manufacture and Commercialization of Compounds and Licensed Products in the Territory. Without limiting the foregoing, the JDC will not have the power to amend this Agreement, and no decision of the JDC may be in contravention of any terms and conditions of this Agreement.

3.2 JDC Membership and Meetings.

(a) Members. Each Party shall notify the other Party of its JDC members within [*] after the Effective Date. Each Party may replace its JDC representatives on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its JDC members. Each Party shall appoint one (1) of its JDC representatives to act as a co-chairperson of the JDC. The co-chairpersons shall jointly prepare and circulate agendas to JDC members at least seven (7) days before each JDC meeting and shall direct the preparation of reasonably detailed minutes for each JDC meeting, which shall be approved by the co-chairpersons and circulated to JDC members within [*] of such meeting.

(b) Meetings. The JDC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than (i) [*] during Calendar Year 2018, (ii) [*] thereafter and prior to the first Regulatory Approval in the Territory of a Licensed Product in the first Indication and (iii) thereafter, [*]. Meetings may be held in person, or by audio or video teleconference; provided, that unless otherwise agreed by both Parties, at least one (1) meeting per year shall be held in person, and all in-person JDC meetings shall be held at locations alternately selected by the Parties. Each Party shall be responsible for all of its own expenses of participating in JDC meetings. No action taken at any meeting of the JDC shall be effective unless at least one (1) representative of each Party is participating.

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(c) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JDC meetings in a non-voting capacity; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least [*] prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3 JDC Decision-Making. All decisions of the JDC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, the representatives of the Parties cannot reach an agreement as to such matter within [*] after such matter was brought to the JDC for resolution, such disagreement shall be referred to the Chief Executive Officer of HanAll (or his or her designee) and the Chief Executive Officer of Roivant (or his or her designee) (collectively, the “Executive Officers”) for resolution, who shall use good faith efforts to resolve such matter within [*] after it is referred to them. If the Executive Officers are unable to reach consensus on any such matter during such period, then (a) for any decision under Section 3.1(f) (Joint Development Committee—Subsection (f)), the Chief Executive Officer of Roivant shall have the right to decide, provided that Roivant provides HanAll’s JDC representatives with detailed documentation of the cause of the delay and its analysis of the required timeline resulting from such delay, (b) for any decision under Section 3.1(g) (Joint Development Committee—Subsection (g)), the status quo (as reflected in the then-current Development Plan, where applicable) shall be maintained and (c) for any decision under Section 3.1(j) (Joint Development Committee—Subsection (g)), the initial detailed Research Plan may be approved only by unanimous approval of the JDC members or the Parties, and for any amendment to the Research Plan, the decision of the Chief Executive Officer of HanAll (or his or her designee) shall be final, except that HanAll may not amend the Research Plan in a manner that increases the total budget thereunder by more than [*] without Roivant’s prior written consent, which shall not be unreasonably withheld.

3.4 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”), which individual may also be a JDC member. Each Alliance Manager shall be responsible for alliance management between the Parties on a day-to-day basis throughout the Term. If not a member of the JDC, each Alliance Manager shall be permitted to attend meetings of the JDC as non-voting participants. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager upon written notice to the other Party. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JDC and between the Parties.

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4. RESEARCH, DEVELOPMENT AND COMMERCIALIZATION

4.1 Research Program.

(a) Conduct. During the Research Term, HanAll shall conduct a research program (i) intended to generate antibodies that are derivatives of HL161BKN or any Backup Compound, that inhibit hFcRn and that have significantly improved pharmacokinetic and/or pharmacodynamics profiles, as compared with HL161BKN and Backup Compounds and (ii) including certain process optimization, scale-up and non-clinical studies for HL161BKN (the “Research Program”). The initial high-level plan for the Research Program is attached hereto as Exhibit G. Within [*] after the Effective Date, HanAll shall prepare a detailed research plan, including budget and timelines, consistent with the initial high-level plan (as approved and amended in accordance with this Agreement, the “Research Plan”) for the JDC’s review and approval, which must be by unanimous approval of the JDC members or the Parties. From time to time during the Research Term, HanAll shall prepare an amendment, as appropriate, to the then-current Research Plan and shall submit such amendment to the JDC for review and approval. If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern. The Research Program shall commence on the Effective Date and continue until the earlier of (i) HanAll’s completion of activities necessary to generate a Next Generation Data Package and HanAll’s delivery of the Next Generation Data Package to Roivant and (ii) the [*] of the Effective Date (such period, the “Research Term”). HanAll shall prepare and provide the Next Generation Data Package to Roivant promptly after completion of all applicable activities, to the extent that such activities are completed prior to the [*] of the Effective Date. HanAll shall conduct all activities under the Research Program in compliance with all Applicable Laws.

(b) Records and Updates. HanAll shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of HanAll in the performance of the Research Program. HanAll shall keep the JDC regularly informed of the status of all activities under the Research Program. Without limiting the foregoing, at least every [*] during the Research Term, HanAll shall provide the JDC (or the Alliance Managers, if the JDC will not be meeting during a [*] with summaries in reasonable detail of all data and results generated or obtained in the course of HanAll’s performance of the Research Program.

(c) Costs. The Parties shall share equally all costs and expenses HanAll incurs to conduct the Research Program, and Roivant shall pay its share of such costs and expenses pursuant to Section 6.2 (Research Program Funding).

4.2 Development

(a) Development Responsibilities. Subject to the terms and conditions of this Agreement, Roivant shall be responsible, at its sole cost and expense, for all Development of Compounds and Licensed Products in the Field in the Territory, including all preclinical studies, clinical trials and regulatory activities, that are necessary for or otherwise support obtaining and maintaining Regulatory Approvals in the Field in the Territory.

(b) Development Plan. Roivant shall conduct all Development of Compounds and Licensed Products in the Field in the Territory in accordance with a comprehensive development plan (as amended in accordance with this Agreement, the “Development Plan”), the initial version of which Roivant will prepare and provide to the JDC within [*] after the Effective Date. The initial version of the Development Plan must be consistent with the

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timelines set forth in Exhibit B. The Parties agree that Roivant will include the following information in the Development Plan: [*]. From time to time, but at least every [*], Roivant will update the Development Plan and submit such updated plan to the JDC for review, discussion and, to the extent provided in Section 3.1 (Joint Development Committee), approval. In addition, upon deciding to commence Development of any Compound other than HL161BKN, and in any event prior to commencing IND-enabling studies with such Compound, Roivant will update the Development Plan to include the information described in this Section 4.2(b) (Development Plan) for such Compound and will submit such plan to the JDC for review and discussion. If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

(c) Conduct of Development Activities. Roivant shall Develop Compounds and Licensed Products in the Field in the Territory in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

(d) Records and Updates. Roivant shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of Roivant in the performance of Development activities pursuant to this Agreement. Roivant shall keep the JDC regularly informed of the status of all material Development activities conducted with respect to Compounds and Licensed Products in the Field in the Territory pursuant to this Agreement. Without limiting the foregoing, at least [*] during Calendar Year 2018 and at least every [*] thereafter, Roivant shall provide the JDC or HanAll with summaries in reasonable detail of all data and results generated or obtained in the course of Roivant’s and its Affiliates’ or Sublicensees’ performance of activities with respect to Compounds and Licensed Products in the Field in the Territory, covering subject matter at a level of detail reasonably requested by HanAll and sufficient to enable HanAll to determine Roivant’s compliance with its diligence obligations under Section 4.9 (Diligence Obligations). HanAll will have the right to provide all information and data disclosed by Roivant under this Section 4.2(d) (Records and Updates)to its licensees of Licensed Products outside the Territory.

4.3 Use of Subcontractors. Roivant may perform its Development, regulatory and manufacturing activities under this Agreement, and HanAll may perform its activities under the Research Program, in each case through one (1) or more subcontractors, provided that (a) such Party will remain responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 11 (Confidentiality), and (c) each subcontractor agrees in writing to assign all Inventions and intellectual property developed in the course of performing any such work, including all Data, to such Party. A Party may also subcontract work on terms other than those set forth in this Section 4.3 (Use of Subcontractors) with the prior written approval of the other Party.

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4.4 Materials Transfer. In order to facilitate the Development and manufacturing activities contemplated by this Agreement, HanAll may provide to Roivant certain biological materials or chemical compounds Controlled by HanAll, as and to the extent provided in the Transfer Plan (collectively, “Materials”) for use by Roivant in furtherance of such Development and manufacturing activities. Except as otherwise provided for under this Agreement, all such Materials delivered will be used only in furtherance of the Development and manufacturing activities conducted in accordance with this Agreement, will not be used by or delivered to or for the benefit of any Third Party, except for subcontractors, without the prior written consent of HanAll, and will be used in compliance with all Applicable Laws. Roivant agrees to use all Materials supplied under this Agreement with prudence and appropriate caution and acknowledges that not all of the characteristics of the Materials are currently known. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

4.5 Conduct of Regulatory Activities. Subject to the terms and conditions of this Agreement, Roivant shall be solely responsible for formulating regulatory strategy and for preparing, filing, obtaining and maintaining INDs and Regulatory Approvals for Licensed Products in the Territory, and as between the Parties, HanAll shall be solely responsible for formulating regulatory strategy and for preparing, filing, obtaining and maintaining INDs and Regulatory Approvals for Licensed Products outside the Territory. Roivant shall be the holder of all Regulatory Approvals for Licensed Products in the Territory and shall have responsibility for interactions with Regulatory Authorities with respect to Licensed Products in the Territory, and as between the Parties, HanAll shall be the holder of all Regulatory Approvals for Licensed Products outside the Territory and shall have responsibility for interactions with Regulatory Authorities with respect to Licensed Products outside the Territory. The Parties shall consult through the JDC regarding, and each Party shall keep the other Party regularly and fully informed of, the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Compounds and Licensed Products, subject, in the case of HanAll, to its confidentiality obligations to Third Parties; provided that HanAll shall use reasonable efforts to obtain the right from its licensees to provide such information to Roivant, and in any event HanAll will provide Safety Data (whether generated by HanAll or its licensee) to Roivant pursuant to Section 4.6 (Adverse Event Reporting; Pharmacovigilance Agreement). In addition, each Party shall promptly provide the other Party with copies of all material documents, information and correspondence received from a Regulatory Authority, with an English translation thereof (if applicable) and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Compounds, Licensed Products or activities under this Agreement, with an English translation thereof (if applicable), subject, in the case of HanAll, to its confidentiality obligations to Third Parties. HanAll’s confidentiality obligations to Third Party licensees will not prevent the disclosure to Roivant of information that is material to the Compounds and Licensed Products. Each Party shall bear all expenses it incurs to conduct all regulatory activities with respect to Compounds and Licensed Products.

4.6 Adverse Event Reporting; Pharmacovigilance Agreement. As between the Parties: (a) HanAll shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Licensed Product quality, Licensed Product complaints and Safety Data

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relating to Compounds and Licensed Products to the appropriate Regulatory Authorities outside the Territory; and (b) Roivant shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Licensed Product quality, Licensed Product complaints and Safety Data relating to Compounds and Licensed Products to the appropriate Regulatory Authorities in the Territory, in each case in accordance with Applicable Laws of the relevant countries and Regulatory Authorities. On or before the Initiation of the first Phase 1 Clinical Trial in the Territory, if practicable, and as soon as possible if not practicable, Roivant shall assume responsibility for and thereafter maintain the global safety database for Compounds and Licensed Products, and HanAll shall be entitled to maintain a mirror database. The Parties shall cooperate with each other with respect to their respective pharmacovigilance responsibilities, and each Party shall be solely responsible for costs relating to its respective pharmacovigilance responsibilities. Within [*] after the Effective Date, the Parties shall enter into a pharmacovigilance agreement on terms that comply with ICH guidelines, including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of Safety Data relating to Compounds and Licensed Products worldwide within appropriate timeframes and in an appropriate format to enable each Party to meet both expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of Safety Data in accordance with standards stipulated in the ICH guidelines, and all applicable regulatory and legal requirements regarding the management of Safety Data.

4.7 Commercialization. Subject to the terms and conditions of this Agreement, Roivant shall have the exclusive right to Commercialize Licensed Products in the Field in the Territory during the Term. Without limiting the foregoing, during the Term, Roivant will have the exclusive right and responsibility for the following with respect to Licensed Products in the Field in the Territory: (a) establishing the Commercialization (including marketing) strategy and tactics; (b) establishing pricing and reimbursement; (c) managed care contracting; (d) receiving, accepting and filling orders; (e) distribution to customers; (f) controlling invoicing, order processing and collecting accounts receivable for sales; and (g) recording sales in its books of account for sales.

4.8 Commercialization Plan and Report. Within a reasonable time (but no later than six (6) months) prior to the first anticipated Regulatory Approval of a Licensed Product in each country in the Territory, Roivant shall prepare and provide to the JDC for discussion a non- binding plan for the Commercialization (including marketing, promotion and pricing) of Licensed Products in the Field in such country during the [*] after First Commercial Sale in such country, which plan shall be reasonable in scope and detail and may be amended by Roivant (the “Commercialization Plan” for such country). Roivant shall update each Commercialization Plan on an annual basis (to cover the subsequent [*] and shall promptly provide each such update and any material amendments to each Commercialization Plan to the JDC and HanAll. On an annual basis commencing on the First Commercial Sale of any Licensed Product anywhere in the Territory, Roivant shall provide HanAll with a report detailing its Commercialization activities with respect to Licensed Products in the previous [*] period, covering subject matter at a level of detail reasonably requested by HanAll and sufficient to enable HanAll to determine Roivant’s compliance with its diligence obligations under Section 4.9 (Diligence Obligations).

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4.9 Diligence Obligations.

(a) General. During the Term, Roivant shall, and shall cause its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to Develop and seek and obtain Regulatory Approval of Licensed Products in the Field in the Territory and, upon obtaining Regulatory Approval for a Licensed Product in any Indication and country, to Commercialize such Licensed Product in such country.

(b) Specific Timelines. Without limiting Section 4.9(a) (General), Roivant shall, and shall cause its Affiliates and Sublicensees to, use Commercially Reasonable Efforts to achieve each of the following milestone events for Licensed Products containing HL161BKN by the corresponding date set forth in the Development Plan: [*]. Roivant shall notify the JDC and HanAll promptly if it becomes aware (and in any event within [*] after becoming aware) that it is unlikely to achieve any such milestone event by the projected date, and the JDC will discuss in good faith any updates to the projected dates in the Development Plan.

4.10 Ex-Territory and Ex-Field Activities.

(a) Roivant hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates, Sublicensees, and subcontractors not to), either itself or through a Third Party, market, promote, sell or actively offer for sale Licensed Products outside the Field in the Territory or outside of the Territory in or outside of the Field. Without limiting the generality of the foregoing, with respect to countries outside of the Territory, Roivant shall not (i) engage in any advertising activities relating to Licensed Products directed primarily to customers outside the Territory (which excludes any participation in conferences, congresses or scientific or medical meetings held throughout the world), or (ii) actively or intentionally solicit orders from any prospective purchaser located outside the Territory. To the extent permitted by Applicable Laws, if Roivant receives any order from a prospective purchaser located in a country outside of the Territory, Roivant shall immediately refer that order to HanAll and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Licensed Product under such order. If Roivant should reasonably know that its customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of any Licensed Product outside of the Territory or outside the Field within the Territory, then Roivant shall (A) within [*] of gaining knowledge of such activities, notify HanAll regarding such activities and provide all information available to Roivant that HanAll may reasonably request concerning such activities and (B) use Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution outside the Territory or the Field, unless otherwise agreed in writing by the Parties.

(b) HanAll hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates and subcontractors not to), either itself or through a Third Party, market, promote, sell or actively offer for sale Licensed Products for use in the Field in the Territory. Without limiting the generality of the foregoing, with respect to countries within the Territory, HanAll shall not (i) engage in any advertising activities relating to Licensed Products for use in the Field directed primarily to customers located in such countries within the Territory (which excludes any participation in conferences, congresses or scientific or medical meetings held throughout the world), or (ii) actively or intentionally solicit orders from any prospective purchaser of a Licensed Product for use in the Field located in such countries within the Territory. To the extent permitted by Applicable Laws, if HanAll receives any order from a prospective purchaser for a Licensed Product in the Field located in a country inside of the Territory, HanAll shall

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immediately refer that order to Roivant and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Licensed Product under such order. If HanAll should reasonably know that its customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of any Licensed Product inside the Territory in the Field, then HanAll shall (A) within ten [*] of gaining knowledge of such activities, notify Roivant regarding such activities and provide all information available to HanAll that Roivant may reasonably request concerning such activities and (B) use Commercially Reasonable Efforts (including cessation of sales to such customer) necessary to limit such sale or distribution inside the Territory in the Field, unless otherwise agreed in writing by the Parties.

5. MANUFACTURE AND SUPPLY.

5.1 Responsibilities. Except for Compounds used by HanAll under the Research Program and any Materials provided by HanAll, Roivant shall be solely responsible for all preclinical, clinical and commercial manufacture and supply of Compounds and Licensed Products for all uses under this Agreement, at its sole expense, and shall conduct such activities in accordance with the Manufacturing Plan. Roivant may conduct such manufacturing activities itself or through a Third Party CMO, including a CMO used by HanAll to manufacture Compounds or Licensed Products. Roivant shall not restrict any CMO used by Roivant or its Affiliates for the supply of Compounds or Licensed Products from supplying such Compounds or Licensed Products to HanAll and its Affiliates and licensees, and Roivant shall provide any authorizations reasonably necessary and reasonably requested by HanAll for such CMOs and shall allow use of Roivant Know-How in connection with such manufacture and supply to HanAll and its Affiliates and licensees.

5.2 Manufacturing Plan. Promptly after the relevant information is available, Roivant shall prepare the Manufacturing Plan for review by the JDC. Roivant shall update the Manufacturing Plan from time to time as necessary, and in any case on an annual basis, and shall submit each updated Manufacturing Plan to the JDC for review. Following the First Commercial Sale of a Licensed Product in any country, Roivant’s obligation to submit updated Manufacturing Plans to the JDC will cease.

6. FEES AND PAYMENTS

6.1 Upfront Payment. Roivant shall make a one-time, non-refundable, non-creditable upfront payment of thirty million U.S. dollars ($30,000,000) to HanAll within ten (10) Business Days after the Effective Date.

6.2 Research Program Funding. As a collaboration partner in the Research Program, Roivant shall be responsible for fifty percent (50%) of the costs (including internal costs (at the FTE Rate) and out-of-pocket costs) incurred by HanAll to conduct the Research Program, subject to a maximum amount for which Roivant is responsible of twenty million U.S. dollars ($20,000,000). Such costs shall be paid as follows:

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(a) For the first [*] after the date of the JDC’s approval of the initial Research Plan (the “Approval Date”), Roivant shall pay such amounts in advance on a [*] as follows. Promptly after the Approval Date, HanAll shall invoice Roivant for [*] of the amount set forth in the budget in the Research Plan to be incurred in the [*] after the Approval Date. On or promptly after the dates that are [*] after the Approval Date, HanAll will (i) determine the difference between the amounts advanced by Roivant for the preceding [*] of the actual amounts incurred by HanAll to conduct the Research Program during such preceding [*]; and (ii) invoice Roivant for [*] of the amount set forth in the budget in the Research Plan to be incurred in the [*] period after the Approval Date, as adjusted by the amount determined in (i), and shall include with such invoice a calculation of the amount determined in (i).

(b) Commencing on the first anniversary of the Approval Date, Roivant shall pay such amounts in advance on an annual basis as follows. On or promptly after the first anniversary of the Approval Date, HanAll shall (i) determine the difference between the amounts advanced by Roivant for the preceding [*] of the actual amounts incurred by HanAll to conduct the Research Program during such preceding [*]; and (ii) invoice Roivant for [*] of the amounts set forth in the budget in the Research Plan to be incurred in the [*] period after the first anniversary of the Approval Date, as adjusted by the amount determined in (i), and shall include with such invoice a calculation of the amount determined in (i). Promptly after each anniversary of the Approval Date beginning with the second anniversary, HanAll will determine the difference between the amount advanced by Roivant for the preceding [*] period and the actual amount incurred by HanAll to conduct the Research Program during such preceding [*] period (the “Research Adjustment”). Commencing on or promptly after the second anniversary of the Approval Data, and on or promptly after each anniversary thereof during the Research Term, HanAll shall invoice Roivant for [*] of the amounts set forth in the budget in the Research Plan to be incurred in the [*] period after such anniversary, as adjusted by the Research Adjustment, and shall include with such invoice a calculation of the Research Adjustment. After the end of the Research Term, HanAll will conduct a final reconciliation and issue an invoice or credit to Roivant for the difference between the amounts paid by Roivant under this Section 6.2 (Research Program Funding) and [*] of the amounts actually incurred by HanAll to conduct the Research Program.

(c) Roivant shall remit payment to HanAll within [*] of receipt of each invoice under this Section 6.2 (Research Program Funding).

6.3 Milestone Payments.

(a) Development and Regulatory Milestone Payments.

(i) Within [*] after the first achievement of each Milestone Event below by or on behalf of Roivant or any of its Affiliates or Sublicensees, including any Milestone Events due pursuant to subsections (iii)-(vi) of this Section 6.3(a) (Development and Regulatory Milestone Payments), Roivant shall notify HanAll of the achievement of such Milestone Event. HanAll shall invoice Roivant for the applicable non- refundable, non-creditable Milestone Payment corresponding to such Milestone Event as shown below. Roivant shall remit payment to HanAll within [*] of the receipt of such invoice.

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Development and Regulatory Milestone Events	Milestone Payments (in U.S. Dollars)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

(ii) For clarity, the Milestone Payments set forth in Section 6.3(a)(i) (Development and Regulatory Milestone Payments) shall be payable only once, upon the first achievement of the applicable Milestone Event by a Licensed Product, even if the same Milestone Event is later achieved by another Licensed Product. Milestone Events may be achieved by the same or different Licensed Product, and FDA and EMA Milestone Events may be achieved for the same or different Indications.

(iii) If an EMA or FDA approval Milestone Event is achieved for a Licensed Product and Indication and payment with respect to any [*] Milestone Event for such Indication has not been made (whether or not such previous Milestone Event was achieved), then such previous Milestone Event shall be deemed achieved, and Roivant shall promptly pay HanAll such unpaid previous Milestone Payment(s).

(iv) If Roivant conducts a clinical trial categorized as a [*], the [*] will be due upon the Initiation of such clinical trial and the [*] will be due upon [*].

(v) If Roivant Initiates a [*] for a Licensed Product without [*] of such Licensed Product, then the Milestone Payment for [*] (if not previously paid) shall also become due and payable upon the [*]; provided, that if at the time that such [*].

(vi) [*].

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(b) Sales Milestone Payments.

(i) Subject to Section 6.3(b)(ii) (Sales Milestone Payments), within fifteen (15) days after the end of each [*] in which aggregate annual Net Sales of all Licensed Products in the Field in the Territory first reach any threshold indicated in the Milestone Events listed below, Roivant shall notify HanAll of the achievement of such Milestone Event. HanAll shall invoice Roivant for the corresponding non-refundable, non-creditable Milestone Payment set forth below. Roivant shall remit payment to HanAll within [*] of the receipt of such invoice.

Annual Net Sales Milestone Events	Milestone Payments (in U.S. Dollars)
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory equal or exceed [*]	[*]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory equal or exceed [*]	[*]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory equal or exceed [*]	[*]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory equal or exceed [*]	[*]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory equal or exceed [*]	[*]
First Calendar Year in which aggregate annual Net Sales of Licensed Products in the Territory equal or exceed [*]	[*]
Total Sales Milestone Payments	[*]

(ii) For purposes of determining whether a Net Sales Milestone Event has been achieved, Net Sales of all Licensed Products in the Territory shall be aggregated. For clarity, the annual Net Sales Milestone Payments set forth in Section 6.3(b)(i) (Sales Milestone Payments) shall be payable only once for all Licensed Products, upon the first achievement of the applicable Milestone Event, even if the same Milestone Event is later achieved by another Licensed Product.

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(iii) If a Milestone Event in Section 6.3(b)(i) (Sales Milestone Payments) is achieved and payment with respect to any previous Milestone Event has not been made, then such previous Milestone Event shall be deemed achieved, HanAll shall invoice Roivant for such unpaid previous Milestone Event(s) and Roivant shall pay HanAll such unpaid previous Milestone Payment(s) within [*] after receipt of such invoice.

6.4 Royalty Payments.

(a) Royalty Rate. Subject to the terms and conditions of this Agreement, Roivant shall make [*], non-refundable, non-creditable royalty payments to HanAll on the Net Sales of Licensed Products sold in the Territory during the applicable Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of Net Sales of all Licensed Products sold in the Territory in the applicable Calendar Year.

Annual Net Sales of Licensed Products in the Territory	Royalty Rate
For that portion of annual Net Sales less than [*]	[*]
For that portion of annual Net Sales greater than or equal to [*] but less than [*]	[*]
For that portion of annual Net Sales greater than or equal to [*] but less than [*]	[*]
For that portion of annual Net Sales greater than or equal to [*] but less than [*]	[*]
For that portion of annual Net Sales greater than or equal to [*]	[*]

(b) Royalty Term. Royalties shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis from the First Commercial Sale of such Licensed Product in such country in the Territory until the later of (i) expiration of the last-to-expire Valid Claim of the HanAll Patents that would, but for the licenses granted hereunder, be infringed by the manufacture, use or sale of such Licensed Product (or the Compound therein) in such country in the Territory; (ii) eleven (11) years after the First Commercial Sale of such Licensed Product in such country; or (iii) expiration of Regulatory Exclusivity for such Licensed Product in such country (the “Royalty Term” for such Licensed Product and country).

(c) Royalty Adjustment. Royalties due pursuant to Section 6.4(a) (Royalty Rate) are subject to adjustment on a country-by-country, Licensed Product-by-Licensed Product and [*] basis as a result of the events set forth below (such adjustments to be prorated for the then-current [*] in which the reduction becomes applicable); provided, however, that the royalties payable under Section 6.4(a) (Royalty Rate) shall not be reduced by more than [*] of the amounts set forth in Section 6.4(a) (Royalty Rate) by any or all reasons of the adjustments set forth below.

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(i) Royalty Adjustment for Third Party License Payments. If Roivant, its Affiliates or Sublicensees, in their reasonable judgment, obtain a license from a Third Party under any issued patent of such Third Party that Roivant reasonably believes would be infringed by the making, use, import, offer for sale, or sale of any Compound in the Field in a particular country in the Territory, then Roivant may deduct, from the royalty payment that would otherwise have been due to HanAll on the Net Sales of a Licensed Product containing such Compound in such country in any [*] an amount equal to [*] of the amount paid by Roivant, its Affiliate or Sublicensee to such Third Party pursuant to such license for such Licensed Product in such country in such Calendar Quarter. The amounts that may be deducted in this section also include any payments made by Roivant, its Affiliates, or Sublicensees, for Third Party Licenses pursuant to Section 2.7 (Third Party Licenses), but only to the extent such payments would be deductible under this Section 6.4(c)(i) (Royalty Adjustment for Third Party Licensed Payments) if Roivant were a party to the applicable Third Party License.

(ii) Royalty Adjustment for Non-Patent Products. If, during a particular Calendar Quarter, (A) a particular Licensed Product is imported, manufactured, offered for sale, and sold only in a country or countries in which there are no Valid Claims within the HanAll Patents that would be infringed (absent a license or ownership of the applicable Valid Claims) by the act or acts that occurred in such country(ies) and (B) there is no Regulatory Exclusivity for such Licensed Product in the country of sale, the royalties payable under Section 6.4(a) (Royalty Rate) on the sale of such Licensed Product in such Calendar Quarter shall be reduced by [*]. For clarity, such reduction will apply to the sale of a particular Licensed Product only if none of the above described activities would infringe (absent a license or ownership) a Valid Claim of a HanAll Patent in the country in which such activity occurred and there is no Regulatory Exclusivity for such Licensed Product in the country of sale. Such royalty reduction will be calculated by determining the portion of total Net Sales of the relevant Licensed Product in a Calendar Quarter that is attributable to the country in which such reduction applies, and by determining the total royalties for the Territory without reduction, and then reducing by [*] the applicable portion (based on Net Sales) of total royalties attributable to the country in which such reduction applies.

(iii) Royalty Adjustment for Generic Competition. If there is Generic Competition for a particular Licensed Product in a particular country in a particular Calendar Quarter, the royalties payable to HanAll on the sales of such Licensed Product in such country in such Calendar Quarter shall be reduced by [*] of the royalty rates set forth in Section 6.4(a) (Royalty Rate). If both the reduction under Section 6.4(c)(ii) (Royalty Adjustment for Non-Patent Products) and the reduction under this Section 6.4(c)(iii) (Royalty Adjustment for Generic Competition) apply, then only the reduction under this Section 6.4(c)(iii) (Royalty Adjustment for Generic Competition) may be taken. Such royalty reduction will be calculated by determining the portion of total Net Sales of the relevant Licensed Product in a Calendar Quarter that is attributable to the country in which such reduction applies, and by determining the total royalties for the Territory without reduction, and then reducing by [*] the applicable portion (based on Net Sales) of total royalties attributable to the country in which such reduction applies.

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7. PAYMENT; RECORDS; AUDITS

7.1 Payment; Reports. Royalty payments due by Roivant to HanAll under Section 6.4 (Royalty Payments) shall be calculated and reported for each Calendar Quarter. All royalty payments due under Section 6.4 (Royalty Payments) shall be paid within [*] after the end of each [*] and shall be accompanied by a report setting forth, on a country-by-country and Licensed Product-by Licensed Product basis, Net Sales of Licensed Products by Roivant and its Affiliates and Sublicensees in the Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, for each country, the number of Licensed Products sold, the gross sales and Net Sales of Licensed Products, the total amount of the deductions for each category (a)-(f) of Section 1.64 (Net Sales) to gross sales used to calculate Net Sales, the royalties payable, the method used to calculate the royalties and the exchange rates used.

7.2 Exchange Rate; Manner and Place of Payment. All references to dollars and “$” herein shall refer to U.S. dollars. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any currency other than U.S. dollars is required, such conversion shall be at the exchange rate published by The Wall Street Journal, Western U.S. Edition, on the last day of the Calendar Quarter in which the applicable sales were made. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by HanAll, unless otherwise specified in writing by HanAll.

7.3 Taxes.

(a) Taxes on Income. Except as otherwise set forth in this Section 7.3 (Taxes), each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to use commercially reasonable efforts to cooperate with one another and use reasonable efforts to avoid or reduce Tax withholding or similar obligations in respect of royalties, Milestone Payments, and other payments made by Roivant to HanAll under this Agreement. If withholding Taxes are imposed on any such payment, the liability for such taxes shall be the sole responsibility of HanAll, and Roivant shall (i) deduct or withhold such Taxes from the payment made to HanAll, (ii) timely pay such Taxes to the proper taxing authority, and (iii) send proof of payment to HanAll within [*] following such payment. Each Party shall comply with (or provide the other Party with) any certification, identification or other reporting requirements that may be reasonably necessary in order for Roivant to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with commercially reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of HanAll as the Party bearing the cost of such withholding Tax under this Section 7.3(b) (Tax Cooperation). Notwithstanding the foregoing, if as a result of any assignment or sublicense by Roivant, any change in Roivant’s tax residency, any change in the entity that originates the payment, or any failure on the part of Roivant to comply with Applicable Laws (including filing or record retention requirements), withholding Taxes are imposed that were not otherwise applicable (“Incremental

29.

Withholding Taxes”), then Roivant shall be solely responsible for the amount of such Incremental Withholding Taxes and shall increase the amounts payable to HanAll so that HanAll receives a sum equal to the sum which it would have received had there been no such imposition of Incremental Withholding Taxes, except to the extent that such Incremental Withholding Taxes would not have been imposed but for the failure of HanAll to comply with any certification, identification or other reporting requirements if (i) Roivant notifies HanAll of such requirement sufficiently in advance for HanAll to be able to comply, (ii) such compliance is required or imposed by Applicable Law as a precondition to an exemption from, or reduction in, such Incremental Withholding Taxes and (iii) Roivant reimburses all costs incurred by HanAll to comply with such requirement.

(c) Transfer Tax. Roivant shall bear and pay any transfer, stamp, value added, sales, use, or similar Taxes or obligations (“Transfer Tax”) imposed on amounts payable by Roivant to HanAll in connection with this Agreement. If HanAll is required by Applicable Laws to directly pay any Transfer Taxes, Roivant shall indemnify HanAll for such Transfer Taxes and shall promptly reimburse HanAll for any such Transfer Tax. Roivant shall be responsible for the timely filing of any Tax returns related to any such Transfer Taxes provided that HanAll shall cooperate to file any such Tax returns if required by Applicable Laws.

7.4 Records; Audit. Roivant shall keep, and shall cause its Affiliates to keep, complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit HanAll to confirm the accuracy of sales Milestone Payments and royalty payments due hereunder. Such records shall be kept for such period of time required by Applicable Laws, but no less than [*] following the end of the Calendar Quarter to which they pertain. HanAll shall have the right to cause an independent, certified public accountant reasonably acceptable to Roivant to audit such records to confirm Net Sales, royalties and other payments for a period covering not more than [*] following the Calendar Quarter to which they pertain. Such audits may occur a maximum of once per Fiscal Year, and may be exercised during normal business hours upon [*] prior written notice to Roivant. Prompt adjustments shall be made by the Parties to reflect the results of such audit. HanAll shall bear the full cost of such audit unless such audit discloses an underpayment by Roivant of more than [*] of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, Roivant shall bear the cost of such audit and shall promptly remit to HanAll the amount of any underpayment, along with interest under Section 7.5 (Late Payments). Any overpayment by Roivant revealed by an audit shall be credited against future payment owed by Roivant to HanAll (and if no further payments are due, shall be refunded by HanAll at the request of Roivant). Any period of time may only be audited once.

7.5 Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of [*] per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

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8. INTELLECTUAL PROPERTY

8.1 Ownership.

(a) Data. All Data generated in connection with any Development, regulatory, manufacturing or Commercialization activities with respect to any Compound or Licensed Product conducted by or on behalf of Roivant or its Affiliates or Sublicensees (the “Roivant Data”) shall be the sole and exclusive property of Roivant or of its Affiliates or Sublicensees, as applicable. All Data generated in connection with any Development, regulatory, manufacturing or Commercialization activities with respect to any Compound or Licensed Product conducted by or on behalf of HanAll and its Affiliates and licensees (the “HanAll Data”) shall be the sole and exclusive property of HanAll or its Affiliates or licensees, as applicable.

(b) Ownership of Inventions. Ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own any Inventions made solely by its or its Affiliates’ employees, agents or independent contractors (“Sole Inventions”). The Parties shall jointly own any Inventions that are made jointly by employees, agents or independent contractors of one Party or its Affiliates together with employees, agents or independent contractors of the other Party or its Affiliates (“Joint Inventions”). All Patents claiming Joint Inventions shall be referred to herein as “Joint Patents.” Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, including the license granted in Section 8.1(d) (License to HanAll), each Party shall be entitled to practice, license, assign and otherwise exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

(c) Disclosure of Inventions. Each Party shall promptly disclose to the other Party all Sole Inventions of such Party that are related to Compounds or Licensed Products and all Joint Inventions, including any invention disclosures or other similar documents submitted to such Party by its employees, agents or independent contractors describing such Inventions, and shall promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.

(d) License to HanAll. Subject to the terms and conditions of this Agreement, Roivant hereby grants to HanAll (i) an exclusive (even as to Roivant), royalty-free, fully-paid, perpetual, irrevocable license, with the right to grant sublicenses through multiple tiers, under the Roivant Technology, including Roivant’s Sole Inventions and Roivant’s rights in Joint Inventions and Joint Patents, to Develop, make, have made, use, import, offer for sale, sell and otherwise Commercialize Compounds and Licensed Products outside the Territory and (ii) a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable license, with the right to grant sublicenses through multiple tiers, under the Roivant Technology, including Roivant’s Sole Inventions and Roivant’s rights in Joint Inventions and Joint Patents, to make and have made Compounds and Licensed Products in the Territory, solely for the development and commercialization of Compounds and Licensed Products outside the Territory. Notwithstanding the foregoing, the licenses in this Section 8.1(d) (License to HanAll) shall be revocable and terminable in the event of a termination of this Agreement by Roivant pursuant to Section 12.2(a) (Material Breach) for a material breach by HanAll; provided that in such event the Parties may negotiate a license pursuant to Section 12.5(c) (Roivant Technology).

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8.2 Patent Prosecution and Maintenance.

(a) Roivant Patents, HanAll Patents and Joint Patents in the Territory.

(i) Subject to this Section 8.2(a) (Roivant Patents, HanAll Patents and Joint Patents in the Territory), Roivant shall have the sole right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Roivant Patents (excluding Joint Patents) worldwide; HanAll Patents (excluding Joint Patents); and Joint Patents in the Territory, at its sole cost and expense and by counsel of its own choice. Roivant shall consult with HanAll and keep HanAll reasonably informed of the status of such Roivant Patents (excluding Joint Patents) worldwide; HanAll Patents (excluding Joint Patents); and Joint Patents in the Territory and shall promptly provide HanAll with all material correspondence received from any patent authority in connection therewith. In addition, Roivant shall promptly provide HanAll with drafts of all proposed material filings and correspondence to any patent authority with respect to such Patents worldwide for HanAll’s review and comment prior to the submission of such proposed filings and correspondence. Roivant shall confer with HanAll and consider in good faith HanAll’s comments prior to submitting such filings and correspondence, provided that HanAll provides such comments within [*] (or a shorter period reasonably designated by Roivant if [*] is not practicable given the filing deadline) of receiving the draft filings and correspondence from Roivant. Roivant shall not make any statement or take any action in connection with its prosecution of the HanAll Patents that may adversely affect the scope of any HanAll Patent or any Patent of HanAll outside the Territory without the prior written consent of HanAll.

(ii) In the event that Roivant desires to abandon or cease prosecution or maintenance of any Roivant Patent (excluding Joint Patents) worldwide; HanAll Patent (excluding Joint Patents); or Joint Patent in the Territory, Roivant shall provide reasonable prior written notice to HanAll of such intention to abandon (which notice shall, to the extent possible, be given no later than [*] prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office). In such case, upon HanAll’s written election provided no later than [*] after such notice from Roivant, HanAll shall have the right to assume prosecution and maintenance of such Patent at HanAll’s expense. If HanAll does not provide such election within [*] after such notice from Roivant, Roivant may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent.

(b) Joint Patents Outside the Territory.

(i) Subject to this Section 8.2(b) (Joint Patents Outside the Territory), HanAll shall have the sole right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Joint Patents outside of the Territory, at its sole cost and expense and by counsel of its own choice. HanAll shall consult with Roivant and keep Roivant reasonably informed of the

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status of the Joint Patents outside the Territory and shall promptly provide Roivant with all material correspondence received from any patent authority in connection therewith. In addition, HanAll shall promptly provide Roivant with drafts of all proposed material filings and correspondence to any patent authority with respect to the Joint Patents outside the Territory for Roivant’s review and comment prior to the submission of such proposed filings and correspondence. HanAll shall confer with Roivant and consider in good faith Roivant’s comments prior to submitting such filings and correspondence, provided that Roivant provides such comments within [*] (or a shorter period reasonably designated by HanAll if [*] is not practicable given the filing deadline) of receiving the draft filings and correspondence from HanAll.

(ii) In the event that HanAll desires to abandon or cease prosecution or maintenance of any Joint Patent outside the Territory, HanAll shall provide reasonable prior written notice to Roivant of such intention to abandon (which notice shall, to the extent possible, be given no later than [*] prior to the next deadline for any action that must be taken with respect to any such Joint Patent outside the Territory in the relevant patent office). In such case, upon Roivant’s written election provided no later than [*] after such notice from HanAll, Roivant shall have the right to assume prosecution and maintenance of such Joint Patent outside the Territory at Roivant’s expense. If Roivant does not provide such election within [*] after such notice from HanAll, HanAll may, in its sole discretion, continue prosecution and maintenance of such Joint Patent or discontinue prosecution and maintenance of such Joint Patent.

8.3 Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents under Section 8.2 (Patent Prosecution and Maintenance), at its own cost. Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 8.2 (Patent Prosecution and Maintenance); and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

8.4 Infringement by Third Parties.

(a) Notice. In the event that either HanAll or Roivant becomes aware of any infringement or threatened infringement by a Third Party of any HanAll Patent, Roivant Patent or Joint Patent, which infringing activity involves the using, making, importing, offering for sale or selling of a Licensed Product, or the submission to a Party or a Regulatory Authority of an application for a product referencing a Licensed Product, or any declaratory judgment or equivalent action (including but not limited to an inter partes review before the U.S. Patent and Trademark Office) challenging any HanAll Patent, Roivant Patent or Joint Patent in connection with any such infringement (each, a “Product Infringement”), it will notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party.

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(b) HanAll Patents and Joint Patents in the Territory.

(i) Subject to this Section 8.4(b) (HanAll Patents and Joint Patents in the Territory), Roivant shall have the first right, as between HanAll and Roivant, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any HanAll Patents (including Joint Patents in the Territory), at its own expense and by counsel of its own choice. HanAll shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and Roivant and its counsel will reasonably cooperate with HanAll and its counsel in strategizing, preparing and prosecuting any such action or proceeding. If Roivant fails to bring an action or proceeding with respect to such Product Infringement of any HanAll Patent (including Joint Patents in the Territory) within (A) [*] following the notice of alleged infringement or declaratory judgment or (B) [*] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, HanAll shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Roivant shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to HanAll Patents shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by the Party that brought and controlled such action or proceeding, and in the case that Roivant brought and controlled such action or proceeding, such remaining compensatory damages shall be deemed to be Net Sales subject to royalty payments to HanAll in accordance with the royalty provisions of Section 6.4 (Royalty Payments) and for purpose of commercial Milestone Events under Section 6.3(b) (Sales Milestone Payments), and any punitive damages shall be equally shared by the Parties.

(c) Roivant Patents.

(i) Roivant shall have the sole right, as between HanAll and Roivant, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Roivant Patents (excluding Joint Patents) in the Territory, at its own expense and by counsel of its own choice. Any recovery or damages realized as a result of such action or proceeding by Roivant with respect to Roivant Patents (excluding Joint Patents) in the Territory shall be used first to reimburse Roivant’s documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by Roivant, and any punitive damages shall be retained by Roivant.

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(ii) Subject to this Section 8.4(c)(ii) (Roivant Patents), HanAll shall have the first right, as between HanAll and Roivant, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Roivant Patents (excluding Joint Patents) outside the Territory, at its own expense and by counsel of its own choice. Roivant shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and HanAll and its counsel will reasonably cooperate with Roivant and its counsel in strategizing, preparing and prosecuting any such action or proceeding. If HanAll fails to bring an action or proceeding with respect to such Product Infringement of any Roivant Patent (excluding Joint Patents) outside the Territory within (A) [*] following the notice of alleged infringement or declaratory judgment or (B) [*] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Roivant shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and HanAll shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed by the Parties as part of a cost- sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Roivant Patents outside the Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by the Party that brought and controlled such action or proceeding, and any punitive damages shall be equally shared by the Parties.

(d) Joint Patents Outside the Territory. Subject to this Section 8.4(d) (Joint Patents Outside the Territory), HanAll shall have the first right, as between HanAll and Roivant, but not the obligation, to bring an appropriate suit or take other action against any person or entity engaged in, or to defend against, a Product Infringement of any Joint Patents outside the Territory, at its own expense and by counsel of its own choice. Roivant shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and HanAll and its counsel will reasonably cooperate with Roivant and its counsel in strategizing, preparing and prosecuting any such action or proceeding. If HanAll fails to bring an action or proceeding with respect to such Product Infringement of any Joint Patent outside the Territory within (A) [*] following the notice of alleged infringement or declaratory judgment or (B) [*] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Roivant shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and HanAll shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Joint Patents outside the Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining compensatory damages relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by the Party that brought and controlled such action or proceeding, and any punitive damages shall be equally shared by the Parties.

(e) Cooperation. In the event a Party brings an action in accordance with this Section 8.4 (Infringement by Third Parties), the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

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(f) Other Infringement. HanAll shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any HanAll Patent that is not a Product Infringement. Roivant shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Roivant Patent that is not a Product Infringement. With respect to any infringement of a Joint Patent that is not a Product Infringement, the Parties will confer in good faith to determine a course of action, provided that each Party shall have the right to bring and control, at its own cost and expense, any legal action in connection with any infringement of any Joint Patent that is not a Product Infringement.

8.5 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the manufacture, Development, importation, use, marketing or sale of any Compound or Licensed Product in the Territory infringes or may infringe the intellectual property rights of a Third Party. If a Third Party asserts that any of its Patents or other rights are infringed by the manufacture, Commercialization or Development by Roivant or its Affiliates of any Licensed Product in the Territory, Roivant shall have the right but not the obligation to defend against any such assertions at its sole cost and expense. In the event that Roivant elects not to defend against such Third Party claims within [*] of learning of same, HanAll shall have the right, but not the obligation, to defend against such an action. In any event, the other Party shall cooperate fully and shall provide full access to documents, information and witnesses as reasonably requested by the Party defending such action. The Party defending the action will reimburse all Third Party costs incurred in connection with such requested cooperation. Notwithstanding the foregoing, the Parties’ rights and obligations under this Section 8.5 (Infringement by Third Parties), including payment obligations, will be subject to the terms of Article 10 (Indemnification).

8.6 Consent for Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this Article 8 (Intellectual Property) that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

8.7 Patent Marking. Roivant shall mark and ensure that its Affiliates mark all patented Licensed Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

8.8 Patent Extensions. The Parties shall cooperate in obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the HanAll Patents in any country in the Territory where applicable. Roivant shall file for such extensions at Roivant’s sole cost and expense.

8.9 Trademarks. Roivant shall own and be responsible for all trademarks, trade names, branding or logos related to Licensed Products in the Field in the Territory. Roivant shall be responsible for selecting, registering, prosecuting, defending, and maintaining all such marks at Roivant’s sole cost and expense.

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9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (d) it has the right to grant the licenses granted by it under this Agreement.

9.2 Mutual Covenants.

(a) Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(b) Debarment. Each Party represents, warrants and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Compound or Licensed Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c) Compliance. Each Party covenants as follows:

(i) In the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws, rules and regulations, including all export control, anti-corruption and anti-bribery laws and regulations, and shall not cause such other Party’s Indemnitees to be in violation of any Applicable Laws or otherwise cause any reputational harm to such other Party.

(ii) Such Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or

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with, or directing business to, any person, including, without limitation, either Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and each Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

(iii) Each Party shall have the right to suspend or terminate this Agreement in its entirety where there is a credible finding, after a reasonable investigation, that the other Party, in connection with performance of such other Party’s obligations under this Agreement, has violated any anti-corruption or anti-bribery laws or regulations.

9.3 Additional HanAll Representations, Warranties and Covenants. HanAll represents, warrants and covenants, as applicable, to Roivant that, as of the Effective Date:

(a) Exhibit C lists all Patents owned or Controlled by HanAll in the Territory as of the Effective Date that claim the composition of matter or use of HL161BKN;

(b) HanAll has not received any written notice or, to its knowledge, any other notice, from a Third Party that the Development of any Compound or Licensed Product conducted by HanAll prior to the Effective Date has infringed any Patents of any Third Party or misappropriated any other intellectual property of any Third Party, and HanAll is not aware that any Third Party intends to make any threat of such infringement or misappropriation;

(c) HanAll has not as of the Effective Date, and will not during the Term, grant any right to any Third Party under the HanAll Technology that would conflict with the rights granted to Roivant hereunder;

(d) HanAll has no knowledge as of the Effective Date of any Third Party that is infringing any issued HanAll Patent or misappropriating any HanAll Know-How in the Territory; and

(e) no claim or action has been brought or, to HanAll’s knowledge, threatened in writing by any Third Party alleging that the HanAll Patents are invalid or unenforceable, and no HanAll Patent is the subject of any interference, opposition, cancellation or other protest proceeding.

9.4 Additional Roivant Representations, Warranties and Covenants. Roivant represents, warrants and covenants to HanAll that, as of the Effective Date, Roivant has not granted, and will not grant during the Term, any right to any Third Party under the Roivant Technology that would conflict with the rights granted to HanAll hereunder.

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9.5 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the foregoing, neither Party represents or warrants the success of any study or test conducted by pursuant to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder or any Compound or Licensed Product.

10. INDEMNIFICATION

10.1 Indemnification by HanAll. HanAll hereby agrees to defend, indemnify and hold harmless Roivant and its Affiliates and their respective directors, officers, employees and agents (each, an “Roivant Indemnitee”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Roivant Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, manufacture, use, handling, storage, sale, disposition or other Commercialization of any Compound or Licensed Product by HanAll or its Affiliates outside the Territory; (b) the negligence or willful misconduct of any HanAll Indemnitee, or (c) the breach by HanAll of any warranty, representation, covenant or agreement made by HanAll in this Agreement; except, in each case of subsections (a), (b),and (c), to the extent such Losses arise out of the negligence or willful misconduct of any Roivant Indemnitee or the breach by Roivant of any warranty, representation, covenant or agreement made by Roivant in this Agreement.

10.2 Indemnification by Roivant. Roivant hereby agrees to defend, indemnify and hold harmless HanAll and its Affiliates and their respective directors, officers, employees and agents (each, a “HanAll Indemnitee”) from and against any and all Losses to which any HanAll Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, manufacture, use, handling, storage, sale, disposition or other Commercialization of any Compound or Licensed Product by Roivant or its Affiliates in the Territory, (b) the negligence or willful misconduct of any Roivant Indemnitee, or (c) the breach by Roivant of any warranty, representation, covenant or agreement made by Roivant in this Agreement; except, in each case of subsections (a), (b) and (c), to the extent such Losses arise out of the negligence or willful misconduct of any HanAll Indemnitee or the breach by HanAll of any warranty, representation, covenant or agreement made by HanAll in this Agreement.

10.3 Procedure. A party that intends to claim indemnification under this Article 10 (Indemnification) (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The indemnity arrangement in this Article 10 (Indemnification) shall not apply to amounts paid in settlement of any action with respect to a

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Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 10 (Indemnification) if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

10.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

11. CONFIDENTIALITY

11.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for seven (7) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party under to this Agreement, and both Parties shall keep confidential and, subject to Sections 11.2 (Exceptions) and 11.3 (Authorized Disclosure) and 11.4 (Publications) and 11.5 (Publicity; Public Disclosures), shall not publish or otherwise disclose the terms of this Agreement. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

11.2 Exceptions. The obligations of confidentiality and restriction on use under Section 11.1 (Confidential Information) will not apply to any information that the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is hereafter furnished to the receiving Party without, to the knowledge of the receiving Party, restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

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11.3 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b) regulatory filings for Licensed Products that such Party has a license or right to Develop hereunder in a given country or jurisdiction;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations; and

(e) disclosure to its and its Affiliates’ employees, consultants, contractors and agents, and to licensees (in the case of HanAll), in each case on a need-to-know basis in connection with the Development, manufacture and Commercialization of Compounds and Licensed Products in accordance with the terms of this Agreement under written obligations of confidentiality and non-use at least as stringent as those herein;

(f) disclosure to potential and actual investors, acquirors, licensees and other financial or commercial partners of a Party or its applicable Affiliates solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration, public offering, or merger or sale of substantially all of such Party’s business to which this Agreement relates, provided that any such Third Party is under written obligations of confidentiality and non-use at least as stringent as those herein (except to the extent that a shorter confidentiality period is customary in the industry); and

(g) disclosure to a Third Party licensor as required under the applicable license agreement.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3(c) (Authorized Disclosure—Subsection (c)) or (d) (Authorized Disclosure—Subsection (d)), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Section 11.3(c) (Authorized Disclosure—Subsection (c)) or (d) (Authorized Disclosure—Subsection (d)) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 11 (Confidentiality).

11.4 Publications. Neither Party shall disclose or publish any results of or other information regarding its Development activities with respect to any Compound or Licensed Product, whether by oral presentation, poster, manuscript or abstract, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. At least thirty (30) days before any such material is submitted for publication or presented, the Party seeking to make the publication or presentation shall deliver a complete copy of the applicable manuscript, abstract, poster or presentation to the other Party. The other Party shall review any such material and give its comments and consent for publication or presentation to the publishing or presenting Party, or shall notify such Party that it does not consent to such publication or

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presentation, within such [*] period. The publishing or presenting Party shall delete references to the other Party’s Confidential Information in any such material and, if the other Party reasonably requests, shall delay any submission for publication or other public disclosure for the purpose of preparing and filing appropriate patent applications.

11.5 Publicity; Public Disclosures. Each Party may issue a press release announcing the entry into this Agreement, in a form agreed by the other Party prior to the Effective Date, on or after the Effective Date. Neither Party shall issue any other press release, individual or joint, relating to this Agreement or activities hereunder without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may make disclosures to securities exchanges or other applicable agencies (including any such disclosures or filings that are publicly available) as it determines, based on advice of counsel, are necessary to comply with laws or regulations or for appropriate market disclosure. Each Party shall provide the other Party with advance notice of such disclosures (unless such advance notice is not practicable, in which event the notice will be provided as soon after disclosure as practicable). The Parties will consult with each other on the provisions of this Agreement to be redacted in any public filings made by a Party as required by Applicable Laws; provided, that each Party shall have the right to make any such filing as it determines, based on advice of counsel, is necessary under Applicable Laws. Either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith. Each Party shall have the right to name the other Party as a partner, by company name and logo, on such Party’s website and in corporate overviews and collateral materials.

11.6 Prior Confidentiality Agreement. As of the Effective Date, the terms of this Article 11 (Confidentiality) shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

11.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 11 (Confidentiality). In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 11 (Confidentiality).

12. TERM AND TERMINATION

12.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 12 (Term and Termination) or by mutual written agreement of the Parties, shall continue on a Licensed Product-by-Licensed Product basis until the expiration of the last Royalty Term for such Licensed Product in the Territory (the “Term”). Upon expiration (but not termination) of this Agreement with respect to any Licensed Product, Roivant’s licenses under Section 2.1 (Licenses Granted to Roivant; Sublicenses) with respect to such Licensed Product will become non-exclusive, fully paid-up and royalty free.

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12.2 Termination for Cause.

(a) Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within sixty (60) days (thirty (30) days with respect to any payment breach) after notice of such breach from the non-breaching Party.

(b) Diligence Breach. If Roivant fails to comply with its obligations under Section 4.9 (Diligence Obligations) and such failure persists during a [*] period, then HanAll may terminate this Agreement immediately upon written notice to Roivant. If at any time HanAll believes in good faith that Roivant is not complying with its obligations under Section 4.9 (Diligence Obligations), HanAll may provide written notice of such belief to Roivant, and Roivant will have [*] to provide to HanAll any information in Roivant’s Control reasonably demonstrating to HanAll that Roivant is complying with such obligations. If HanAll notifies Roivant within [*] after HanAll has received such information that HanAll still in good faith believes that Roivant is not complying with such obligations, then unless Roivant cures such breach within [*] after receipt of such notice from HanAll, either Party may refer the dispute to arbitration pursuant to Section 13.3 (Arbitration). For clarity, this Section 12.2(b) (Diligence Breach) is in addition to the remedies available to HanAll under Section 12.2(a) (Material Breach).

(c) Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within[*] after the commencement thereof.

12.3 Termination for Patent Challenge. HanAll shall have the right to terminate this Agreement in its entirety upon written notice to Roivant if Roivant or any of its Affiliates directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any HanAll Patent.

12.4 Termination by Roivant. If Roivant desires to terminate this Agreement other than pursuant to Section 12.2 (Termination for Cause), then Roivant shall notify HanAll, and the Parties shall discuss in good faith for a period of at least thirty (30) days Roivant’s reasons for desiring such termination. If Roivant thereafter still desires to terminate this Agreement, then Roivant shall have the right to terminate this Agreement upon one hundred eighty (180) days written notice to HanAll. If Roivant is running any clinical trials at the time it provides written notice of termination, then the one hundred eighty (180) day wind-down period set forth in Section 12.5(e) (Wind-Down) shall run concurrent with the one hundred eighty (180) day notice period in this Section 12.4 (Termination by Roivant).

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12.5 Effects of Termination. Upon any termination of this Agreement by either Party pursuant to Section 12.2 (Termination for Cause), 12.3 (Termination for Patent Challenge) or 12.4 (Termination by Roivant), the following will apply:

(a) Termination of Licenses and Other Rights. All licenses granted to Roivant will automatically terminate, all other rights and obligations of the Parties under this Agreement will terminate, except as expressly provided in this Section 12.5 (Effects of Termination) and in Section 12.7 (Survival), and all sublicenses under the HanAll Technology granted by Roivant will automatically terminate, in each case on the effective date of termination.

(b) Regulatory Filings. Roivant shall: (i) to the extent not previously provided to HanAll, deliver to HanAll true, correct and complete copies of all Regulatory Filings (including Regulatory Approvals) for Licensed Products in the Field in the Territory, and provide to HanAll all Roivant Know-How (including Roivant Data) not previously disclosed to HanAll; (ii) and hereby does, effective upon such termination, transfer and assign, or cause to be transferred or assigned, to HanAll or its designee (or to the extent not so assignable, take all reasonable actions to make available to HanAll or its designee the benefits of) all Regulatory Filings (including Regulatory Approvals) for Licensed Products in the Field in the Territory, whether held in the name of Roivant or its Affiliate; and (iii) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 12.5(b) (Regulatory Filings) to HanAll. In addition, at HanAll’s request, Roivant shall provide HanAll with reasonable assistance, at no cost to HanAll, with any inquiries and correspondence with Regulatory Authorities regarding any Licensed Product for a period of one (1) year after termination.

(c) Roivant Technology. If the Agreement is terminated by HanAll pursuant to Sections 12.2 (Termination for Cause) or 12.3 (Termination for Patent Challenge) or by Roivant pursuant to Section 12.4 (Termination by Roivant), Roivant hereby grants to HanAll, effective upon such termination, an exclusive (even as to Roivant), royalty-free, fully-paid, perpetual, irrevocable license, with the right to grant sublicenses through multiple tiers, under the Roivant Technology to Develop, make, have made, use, import, offer for sale, sell and otherwise Commercialize Compounds and Licensed Products in and outside the Territory. If the Agreement is terminated by Roivant pursuant to Section 12.2 (Termination for Cause), HanAll may request, within [*] of termination, that Roivant enter into good faith negotiations for no more than [*] concerning the terms of an agreement with HanAll granting HanAll a license under the Roivant Technology. If no agreement is reached during such [*] period, then the Parties will submit the dispute for resolution pursuant to Section 13.4 (License Terms Determination). and will enter into an agreement containing agreed terms and any terms determined pursuant to such dispute resolution.

(d) Marks. Roivant shall, and hereby does, effective on such termination, assign to HanAll all of Roivant’s and its Affiliates’ right, title and interest in and to any and all trademarks used by Roivant and its Affiliates in the Territory in connection with its Development, manufacture or Commercialization of Licensed Products (excluding any such trademarks that include, in whole or part, any corporate name or logo of Roivant or its Affiliate), including all goodwill therein, and Roivant shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment.

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(e) Wind-Down. If at the time of termination, Roivant is conducting any clinical trials for any Licensed Products, then, at HanAll’s election on a trial-by-trial basis: (i) Roivant shall fully cooperate with HanAll to transfer the conduct of such clinical trial to HanAll, [*] or (ii) Roivant shall, at its expense, orderly wind down the conduct of any such clinical trial that is not assumed by HanAll upon termination under clause (i), in the case of each of clauses (i) and (ii) in accordance with applicable Laws.

(f) Transition Assistance. Roivant shall reasonably cooperate with HanAll to ensure an orderly transition of the Development, manufacture and Commercialization of Licensed Products to HanAll. Without limiting the foregoing, Roivant shall provide reasonable consultation and assistance for the purpose of transferring or transitioning to HanAll all Roivant Know-How not already in HanAll’s possession and, at HanAll’s request, all then-existing commercial arrangements relating specifically to any Compound or Licensed Product that Roivant is able, using reasonable efforts, to transfer or transition to HanAll, in each case, to the extent reasonably necessary or useful for HanAll to continue Developing, manufacturing, or Commercializing any Licensed Product in the Territory. The foregoing shall include transferring, upon request of HanAll, any agreements with Third Party suppliers or vendors that specifically cover the supply or sale of any Compound or Licensed Product in the Territory; provided that if any such contract between Roivant and a Third Party is not assignable to HanAll (whether by such contract’s terms or because such contract does not relate specifically to any Compound or Licensed Product) but is otherwise reasonably necessary or useful for HanAll to commence Developing, manufacturing, or Commercializing any Licensed Product in the Territory, or if Roivant or its Affiliate manufactures any Compound or Licensed Product itself (and thus there is no contract to assign), then Roivant shall reasonably cooperate with HanAll to negotiate for the continuation of services or supply from such entity, or Roivant shall supply such Compound or Licensed Product, as applicable, to HanAll for a reasonable period (not to exceed [*] until HanAll establishes an alternate, validated source of such services or supply of finished, packaged, labeled Licensed Product for the Territory. HanAll shall pay Roivant for such supply from Roivant at a price equal to Roivant’s cost plus [*]. Roivant shall provide such assistance at no cost to HanAll. In addition, upon HanAll’s request, Roivant shall provide HanAll with reasonable technical assistance of up to [*] at no cost to HanAll and any additional hours at a reasonable hourly rate to be agreed by the Parties, including making appropriate personnel available to HanAll, for the purpose of assisting HanAll to understand and use the Roivant Technology to further Develop, manufacture and Commercialize Licensed Products.

(g) Remaining Inventories. Roivant shall promptly deliver to HanAll an inventory list of all Compounds and Licensed Products then in its (or its Affiliates’) possession or control. HanAll shall have the right to purchase from Roivant any or all of the inventory of Compounds or Licensed Products held by Roivant or its Affiliates as of the effective date of termination, at a price equal to Roivant’s cost to acquire or manufacture such inventory, provided that such inventory complies with specifications and has been manufactured in compliance with all applicable Laws, including cGMP. HanAll shall notify Roivant within [*] after the effective date of termination whether it elects to exercise such rights.

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(h) Publicity. In the event of termination of this Agreement for any reason, any public disclosure of such termination and the reasons therefor shall be governed by Section 11.5 (Publicity; Public Disclosures).

12.6 Confidential Information. Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one (1) copy of such materials for archival purposes only subject to continuing confidentiality obligations. For clarity, such Confidential Information of HanAll includes all HanAll Know-How and HanAll Data. In addition, within [*] after the termination of this Agreement, Roivant shall return to HanAll all Materials, along with all progeny and derivatives thereof and all materials that could not have been made without access to the Materials.

12.7 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Articles 1 (Definition), 10 (Indemnification), 11 (Confidentiality) (except for Section 11.4 (Publications)), 13 (Dispute Resolution), and 14 (General Provisions); Sections 7.3 (Taxes), 7.4 (Records; Audit), 7.5 (Late Payments), 8.1(a) (Data), 8.1(b) (Ownership of Inventions), 9.5 (Disclaimer), 12.5 (Effects of Termination), 12.6 (Confidential Information), 12.7 (Survival) and 12.9 (Exercise of Right to Terminate).

12.8 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the Territory (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or

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hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. In particular, it is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 12.8 (Rights Upon Bankruptcy) are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy if a case is commenced by or against a Party under the Bankruptcy Laws during the Term.

12.9 Exercise of Right to Terminate. The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto; provided, however, that termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

13. DISPUTE RESOLUTION

13.1 Objective. The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 (Dispute Resolution) to resolve any such dispute if and when it arises.

13.2 Resolution by Executive Officers. Except as otherwise provided in Article 3 (Governance), if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder arises, either Party may refer such dispute to the Executive Officers, who shall meet in person within [*] after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of such officers within such [*] period, or such other time period as the Parties may agree in writing, such dispute shall be resolved in accordance with Section 13.3 (Arbitration).

13.3 Arbitration.

(a) If the Parties do not resolve a dispute as provided in Section 13.2 (Resolution by Executive Officers), and a Party wishes to pursue the matter, each such dispute that is not an Excluded Claim (defined below) shall be resolved by binding arbitration in accordance with the Arbitration Rules of the International Centre for Dispute Resolution as then in effect (the “Rules”), which Rules are deemed to be incorporated by reference into this clause, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable.

(b) The arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party or their respective Affiliates. The seat, or legal place, of arbitration shall be New York City, New York, and the language of the arbitration will be English.

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(c) It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than [*] after selection of the arbitrators, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within [*] from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non- compensatory damages, except as may be permitted by Section 14.10 (Limitation of Liability). The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

(e) Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f) As used in this Section 13.3 (Arbitration), the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

13.4 License Terms Determination.

(a) If the Parties fail to agree on all terms of a license agreement pursuant to Section 12.5(c) (Roivant Technology) within the applicable [*] period, then the unresolved terms shall be finally settled by a panel of three (3) impartial and independent Third Parties acting as experts, and not as arbitrators (the “Experts”).

(b) Each Expert shall be an expert in the field of pharmaceutical product licensing as mutually agreed by the Parties in good faith. Before accepting appointment, each Expert shall disclose to the Parties any circumstances that might give rise to a reasonable basis for questioning the Expert’s impartiality or independence, or confirm in writing that no such circumstances exist. If the Parties are unable to agree on three Experts within [*] of the expiry of the applicable [*] period, then each Party will select one Expert and the two Experts will select the third Expert.

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(c) Within [*] following the selection of the Experts, each Party shall prepare and submit to each of the Experts and the other Party a written report setting forth its position with respect to the unresolved terms of the license. Each Party shall have ten (10) Business Days from receipt of the other Party’s submission to submit a written response thereto. The Experts shall have the right to meet with the Parties, either alone or together.

(d) The Experts shall select one Party’s position as their decision and shall not have authority to render any substantive decision other than to so select the terms proposed by either Party. No later than [*] after the designation of the Experts, the Experts shall make a determination, which will be made by selecting the terms proposed by one of the Parties that as a whole are the most fair and reasonable to the Parties in light of the totality of the circumstances and most accurately reflect industry norms for a transaction of this type. The Experts shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The Parties agree that such Experts’ determination shall be final and determinative except that if the Experts are asked to determine the royalty rate, then the rate will be one and one-half times the rate determined by the Experts to reflect HanAll’s material breach of the Agreement (though the Parties will not inform the Experts of this fact prior to any decision). The Party against whom the Experts rule shall bear all costs of the Experts .

14. GENERAL PROVISIONS

14.1 Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles, with the exception of sections 5-1401 and 5- 1402 of New York General Obligations Law. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

14.2 Entire Agreement; Modification. This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

14.3 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

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14.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations (or a portion thereof) hereunder without the other Party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to Licensed Products to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise; provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) and its Affiliates existing prior to the transaction shall not be included in the technology licensed hereunder; and (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. Each Party shall promptly notify the other Party of any such permitted assignment. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 14.5 (Assignment) shall be null and void.

14.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person, (b) by air mail (postage prepaid) requiring return receipt, (c) by overnight courier, or (d) by facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 14.8 (Notices). Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of actual receipt; (ii) if air mailed, [*] after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries or (iv) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next Business Day.

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If to Roivant, notices must be addressed to:

Roivant Sciences GmbH

Viaduktstrasse 8

4051 Basel, Switzerland

Attention: Head of Global Transactions

with a copy to:

Roivant Sciences, Inc.

320 West 37th Street, 5th Floor

New York, NY 10018

Attention: Legal Department

E-mail: [*]

If to HanAll, notices must be addressed to:

HanAll BioPharma Co., Ltd.

12F Gyeonggi Bio-Center, 147 Kwangkyo-ro

Yeongtong-gu

Suwon, Kyeonggi-do

Seoul

Republic of Korea

Attention: Hyeakyung Ahn

Facsimile: [*]

E-mail: [*]

with a copy to:

HPI Inc.

1 Church St., Suite 103

Rockville, MD 20850

USA

Attention: Minjae Shin

Facsimile: [*]

E-mail: [*]

14.9 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such Party’s reasonable control including Acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated

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above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

14.10 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 11 (CONFIDENTIALITY), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSES GRANTED HEREUNDER; provided, however, that this Section 14.10 (Limitation of Liability) shall not be construed to limit either Party’s indemnification obligations under Article 10 (Indemnification).

14.11 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

14.12 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this LICENSE AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

HANALL BIOPHARMA CO., LTD.		ROIVANT SCIENCES GMBH

By:	/s/ Seung Kook Park	By:	/s/ Sascha Bucher
Name: Seung Kook Park		Name: Sascha Bucher
Title: Chief Executive Officer		Title: VP, Head of Global Transactions

SIGNATURE PAGE TO LICENSE AGREEMENT

Exhibit A	HL161BKN
Exhibit B	Development Timelines for HL161BKN
Exhibit C	HanAll Patents as of the Effective Date
Exhibit D	Technology Transfer Plan
Exhibit E	Initial High-Level Research Plan
Exhibit F	Assigned Contracts Related to Phase 1 Clinical Trial

Exhibit A

[*]

A-1

Exhibit B

Development Timelines for HL161BKN

[*]

B-1

Exhibit C

HanAll Patents

[*]

C-1

Exhibit D

Technology Transfer Plan

[*]

D-1

Exhibit E

Initial High-Level Research Plan

[*]

E-1

Exhibit F

Assigned Contracts Related to Phase 1 Clinical Trial

The General Services Agreement between HanAll BioPharma Co., Ltd and Quintiles Pty Ltd. executed on 17th of November, 2017.

F-1